SUMMARY OF INDEMNIFICATION AGREEMENT                                 EXHIBIT 4.7
FOR DIRECTORS AND SENIOR OFFICERS


     We granted an indemnification agreement to our directors and senior officers, which was approved by our General Meeting on August 8, 2002. Pursuant to the agreement, we undertook to indemnify our directors and senior officers for a monetary obligation imposed on them in favor of a third party pursuant to a judgment (including a judgment by way of settlement or by an arbitrator's decision which was approved by a court) and for reasonable litigation expenses (including lawyers' fees), imposed upon them in consequence of an act (defined as including omissions and decisions) performed or to be performed by virtue of their being directors or senior officers in the Bank or by virtue of any office or function they fulfilled and/or will fulfill according to our request or in our name within any company in which we hold and/or will hold shares and any other entity and any business venture in which we invested and/or will invest, on condition however that such activities are related to at least one of the types of events detailed in the indemnity agreement, which include, among others, the following events: offering of securities, implementing voting rights and rights to appoint directors in a company in which we hold and/or will hold shares and/or in another entity and/or in a business venture in which we invested and/or will invest, realization of collateral granted to us, approval of credit and other acts within the framework of permitted activities for banks pursuant to the Banking Law (Licensing) 1981-5741, holding of assets in trust, granting of underwriter's undertaking, a transaction of our concerning any assets for our account, giving any report or notice pursuant to the law, receipt of licenses and permits, events related to employer-employee relations and the failure to perform one or more of the above matters.

     The general and cumulative amount of indemnification that could be paid pursuant to the above agreement shall not exceed 25% of our equity according to our financial statements as of March 31, 2002, which stood at NIS 640,300,000, meaning shall not exceed NIS 160,075,000, this amount being linked to the Consumer Price Index published for the month of March 2002. The indemnification pursuant to the indemnification agreement is subject to the provisions of the Companies Law and to the various conditions detailed in the indemnification agreement.